Exhibit 5.1
[On Slaughter and May headed notepaper]

16 September 2009

The Directors Royal Dutch Shell plc Shell Centre London SE1 7NA	Your reference Our reference MJXT/DWZB Direct line +44 (0)20 7090 3789
Dear Sirs,
US$1,500,000,000 1.300 per cent. Guaranteed Notes due 2011;
US$1,000,000,000 3.250 per cent. Guaranteed Notes due 2015;
US$2,000,000,000 4.300 per cent. Guaranteed Notes due 2019; and
US$500,000,000 Floating Rate Guaranteed Notes due 2011,
(together, the “Notes”).
Introduction
1.	We have acted as legal advisers to Royal Dutch Shell plc (the “Company”) as to English law in connection with the issue of the Notes by Shell International Finance B.V. (“Shell Finance”), unconditionally guaranteed by the Company as to the payment of principal and interest pursuant to an indenture dated 27 June 2006 and made between the Company, Shell Finance and Deutsche Bank Trust Company Americas (the “Indenture”). We have taken instructions solely from the Company.

2.	This opinion is addressed to the Company and delivered in connection with the registration statement (No. 333-155201) on Form F-3 as filed with the United States Securities and Exchange Commission (the “SEC”) on 7 November 2008 (the “Registration Statement”) and the prospectus supplement relating to the Notes filed with the SEC on 15 September 2009 (the “Prospectus Supplement”). We have not been concerned with investigating or verifying the facts set out in the Registration Statement or the Prospectus Supplement.

3.	For the purposes of this opinion, we have examined copies of each of the following documents:
(a)	the Indenture;

(b)	the underwriting agreement dated 15 September 2009 and made between the Company, Shell Finance, Banc of America Securities LLC, Deutsche Bank

Securities Inc. and Morgan Stanley & Co. Incorporated in respect of the Notes (the “Underwriting Agreement”);

(c)	the terms agreement dated 15 September 2009 and made between the Company, Shell Finance, Banc of America Securities LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated in respect of the Notes (the “Terms Agreement”);

(d)	the Registration Statement;

(e)	the Prospectus Supplement;

(f)	the pro forma final form of the Notes to be dated on or about 22 September 2009;

(g)	a certificate of the Assistance Company Secretary of the Company dated 22 March 2007 and the documents annexed thereto;

(h)	a certificate of the Assistant Company Secretary of the Company dated the date hereof and the documents annexed thereto; and

(i)	the entries shown on the CH Direct print out obtained by us from the Companies House database on the date hereof of the file of the Company maintained at Companies House (the “Company Search”).
4.	We have not been involved in the preparation or the negotiation of the Indenture, the Underwriting Agreement, the Terms Agreement or the Notes and our role has been limited to the writing of this opinion.

5.	This opinion sets out our opinion on certain matters of English law as at today’s date. We have not made any investigation of, and do not express any opinion on, any other law. This opinion is to be governed by and construed in accordance with English law.
Assumptions
6.	For the purposes of this opinion, we have assumed each of the following:
(a)	all signatures are genuine;

(b)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(c)	the Indenture has been duly executed and delivered by the parties thereto in the form examined by us;

(d)	the capacity, power and authority of each of the parties to the Indenture (other than the Company) to execute, deliver and exercise its rights and perform its obligations under the Indenture;

(e)	the accuracy and completeness of the statements made in the certificates of the Assistant Company Secretary of the Company referred to in paragraphs 3(g) and (h) above;

(f)	(i) the information disclosed by the Company Search and by our telephone search at the Central Registry of Winding-Up Petitions on the date hereof in relation to the Company (the “Telephone Search”) was complete, accurate and up to date as at the date hereof and has not since then been altered or added to; (ii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to dissolve the Company; (iii) the Company has not made any proposal for a voluntary arrangement or obtained a moratorium under Part I of the Insolvency Act 1986 (as amended); (iv) the Company has not given any notice in relation to or passed any voluntary winding-up resolution; (v) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer; and (vi) the Company Search and the Telephone Search did not fail to disclose any information relevant for the purposes of this opinion.

It should be noted that information required to be filed with the Registrar of Companies or the Central Registry of Winding-up Petitions is not in all cases required to be filed immediately and, once filed, the information may not be made publicly available immediately (or at all). Furthermore, information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry of Winding-up Petitions. However, the certificate of the Assistant Company Secretary referred to in paragraph 3(g) above confirms that to the Assistant Company Secretary’s knowledge, no such event had occurred as at the date hereof;

(g)	the Indenture will constitute valid, binding and enforceable obligations of the parties thereto under the laws of the State of New York (“New York law”) by which law the Indenture is expressed to be governed;

(h)	no law of any jurisdiction outside England and Wales would render the execution, authentication, delivery or issue of the Indenture illegal or ineffective and that, insofar as any obligation under the Indenture is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(i)	the Indenture was entered into by the Company in good faith and in furtherance of the Company’s objects under its Memorandum of Association;

(j)	the Indenture is in the best interests and to the advantage of the Company;

(k)	the Indenture has the same meaning and effect as if it were governed by English law; and

(l)	since 27 June 2006, no amendments have been made to the Indenture which continues in full force and effect as at the date hereof.
Opinion
7.	Based on and subject to the foregoing and to the reservations below, and subject to any matters not disclosed to us, we are of the opinion that:
(a)	the Company is a public company limited by shares duly incorporated under the laws of England and Wales and is a validly existing company;

(b)	the Indenture has been duly authorised by the Company;

(c)	the signing and delivery of the Indenture by the Company and the exercise of its rights and the performance of its obligations under the Indenture is not prohibited by the Memorandum of Association or the Articles of Association of the Company;

(d)	on the assumption that the Indenture creates valid and binding obligations of the parties under New York law, English law will not prevent any provision of the Indenture from being valid and binding obligations of the Company; and

(e)	the statements in the Registration Statement in the third, fourth and fifth paragraphs of the section headed “Enforceability of Certain Civil Liabilities”, insofar as they refer to statements of law or legal conclusions, in all material respects present fairly the information shown.

Reservations
8.	Our opinion is qualified by the following reservations:
(a)	undertakings, covenants and indemnities contained in the Indenture may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court;

(b)	insofar as any obligation under the Indenture is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

(c)	we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Indenture;

(d)	the obligations of the Company under or in respect of the Indenture will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights;

(e)	in our opinion, under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon United States Federal or State securities laws; and

(f)	our opinion in paragraph 7(e) above is based upon existing statutory, regulatory and judicial authority, all of which may be changed at any time with retrospective effect. Any change in applicable laws or the facts and circumstances surrounding the offering of the Notes, or any inaccuracy in the statements upon which we have relied, may affect the continuing validity of our opinion in paragraph 7(e) above. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is being provided to the Company in connection with the Registration Statement and the Prospectus Supplement and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.
Yours faithfully,
/s/ Slaughter and May